Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-265158

1 August 2022

Barclays Bank PLC

(“BBPLC”)

BBPLC Commences Rescission Offer

•	BBPLC has today commenced a rescission offer to eligible purchasers of c.U.S.$17.6 billion of relevant securities issued in excess of registered amounts for a period of 30 U.S. business days

•	The terms of the rescission offer are set forth in a prospectus supplement filed today with the U.S. Securities and Exchange Commission (the “SEC”)

Further to its announcements on 28 March 2022, 23 May 2022 and 25 July 2022, BBPLC today makes the following announcement:

Rescission Offer Commenced

BBPLC commenced today an offer to rescind the previous purchases of c.U.S.$17.6 billion of certain affected securities that were issued in excess of registered amounts under BBPLC’s U.S. shelf registration statements. Such securities consist of c.U.S.$14.8 billion of structured notes and c.U.S.$2.8 billion of exchange-traded notes.

The rescission offer is made pursuant to a prospectus supplement filed with the SEC today under BBPLC’s shelf registration statement on Form F-3 filed with the SEC on 23 May 2022. The rescission offer prospectus supplement can be accessed on the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/312070/000119312522207620/d386666d424b5.htm

The terms of the rescission offer, including a description of the relevant affected securities, the eligibility requirements for investors to accept the rescission offer, and the rescission offer proceeds that are expected to be paid to eligible investors, are set forth in such prospectus supplement.

The indicative rescission offer proceeds that are expected to be paid to initial investors in structured notes, a subset of the securities subject to the rescission offer, are included in an appendix to the rescission offer prospectus supplement. Such calculations are based on a number of assumptions and the final amount of rescission offer proceeds received by initial investors in structured notes may be different. Please refer to the rescission offer prospectus supplement filed with the SEC today for more details regarding the calculation of such indicative rescission offer proceeds.

Securities subject to the Rescission Offer

The relevant affected securities subject to the rescission offer are listed and described in Appendix A to the rescission offer prospectus supplement.

Duration and Results of the Rescission Offer

The rescission offer will expire at 5.00 p.m., Eastern Daylight Time, on 12 September 2022.

BBPLC will endeavour to publish the results of the rescission offer (including details of the final rescission offer proceeds that will be paid to initial investors in structured notes) as soon as practicable following the expiration date of the rescission offer.

– ENDS –

For further information, please contact:

Investor Relations	Media Relations

Chris Manners	Jon Tracey
+44 (0) 20 7773 2136	+44 (0) 20 7116 4755

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended, with respect to BBPLC. BBPLC cautions readers that no forward-looking statement is a guarantee of future performance and that actual results or other financial condition or performance measures could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as ‘may’, ‘will’, ‘seek’, ‘continue’, ‘aim’, ‘anticipate’, ‘target’, ‘projected’, ‘expect’, ‘estimate’, ‘intend’, ‘plan’, ‘goal’, ‘believe’, ‘achieve’ or other words of similar meaning. These statements are based on the current beliefs and expectations of BBPLC’s management and are subject to significant risks and uncertainties. Actual outcomes may differ materially from those expressed in the forward-looking statements. Factors that could impact BBPLC’s future financial condition and performance are identified in BBPLC’s filings with the SEC (including, without limitation, BBPLC’s Annual Report on Form 20-F for the financial year ended 31 December 2021, as amended, and Interim Results Announcement for the six months ended 30 June 2022, which are available on the SEC’s website at www.sec.gov).

Subject to BBPLC’s obligations under the applicable laws and regulations of any relevant jurisdiction, (including, without limitation, the UK and the U.S.), in relation to disclosure and ongoing information, we undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BBPLC has filed a registration statement (including a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus for this offering in that registration statement, the rescission offer prospectus supplement and other documents BBPLC has filed with the SEC for more complete information about BBPLC and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the base prospectus from BBPLC by calling toll-free 1-888-227-2275 (extension 7-7990).